1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

May 31, 2018

Angel Oak Funds Trust
One Buckhead Plaza
3060 Peachtree Road NW, Suite 500
Atlanta, Georgia 30305

Dear Ladies and Gentlemen:

We have acted as counsel for Angel Oak Funds Trust (the “Registrant”) and its investment series, Angel Oak Multi-Strategy Income Fund, Angel Oak Flexible Income Fund, Angel Oak High Yield Opportunities Fund and Angel Oak UltraShort Income Fund (the “Funds”), and are familiar with the Registrant’s registration statement with respect to the Funds under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares under the Securities Act of 1933, as amended (collectively, the “Registration Statement”).  The Registrant is organized as a statutory trust under the laws of the State of Delaware.

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Trust’s Declaration of Trust and its By-Laws.

Based upon the foregoing, we are of the opinion that each Fund’s shares proposed to be sold pursuant to the Registration Statement, when they are made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Registration Statement and the requirements of applicable federal and state law and delivered by the Registrant against receipt of the net asset value of the shares of the respective Fund, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Registrant.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 28 to the Registration Statement, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the Registrant’s shares of beneficial interest, as indicated above, and to the reference to our firm, as counsel to the Registrant, in the Statement of Additional Information forming a part of the Registration Statement and in any amended versions thereof, until such time as we revoke such consent.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,
/s/ Dechert LLP